UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. 13)*

Schnitzer Steel Industries, Inc.
(Name of Issuer)

Class A Common Stock, $1 par value
(Title of Class of Securities)

806882 10 6
(CUSIP Number)

N/A
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐   Rule 13d-1(b)
☐   Rule 13d-1(c)
☒  Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 806882 10 6	13G	Page 2 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Carol S. Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 13,500
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,020,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 498,549
8	SHARED DISPOSITIVE POWER 30,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,034,471
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.9%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 3 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Scott Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 78,845
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 117,369
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,069,816
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.0%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 4 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Emanuel Rose
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 2,100
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 105,900
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,993,071
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 5 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kathleen Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 121,484
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 6 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Marilyn S. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,054,436
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 528,281
8	SHARED DISPOSITIVE POWER 63,465

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,054,436
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.0%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 7 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David S. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 100,799
8	SHARED DISPOSITIVE POWER 20,651

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 8 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Danielle Easly Nye
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 7,500
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 95,127
8	SHARED DISPOSITIVE POWER 20,651

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,998,471
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 9 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sean M. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 70,918
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 10 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gilbert Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 882,222

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 11 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Thelma S. Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 882,222

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 12 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gary Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 69,332
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 69,332
8	SHARED DISPOSITIVE POWER 1,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,060,303
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.9%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 13 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sandra Wilder
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 920
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 14 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gregory Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 25,000
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 80,233
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,015,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 15 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth M. Novack
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 23,950
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 23,950
8	SHARED DISPOSITIVE POWER 312,451

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,014,921
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 16 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Deborah S. Novack
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 312,031

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 17 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Lois T. Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,080,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 277,435
8	SHARED DISPOSITIVE POWER 90,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,080,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 18 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Rita S. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,006,905
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 773,690

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,006,905
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 19 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Robert W. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 139,915
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 139,915
8	SHARED DISPOSITIVE POWER 423,901

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,130,886
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.2%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 20 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michele P. Rubin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 8,358
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 21 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joshua H. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 919
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 22 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gayle S. Romain
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,055,051
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 724,557

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,055,051
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.0%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 23 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bryan L. Rosencrantz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 2,250
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 23,470
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,993,221
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 24 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Laura Schnitzer Rosencrantz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 10,389
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 25 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sandra Lee Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 7,800
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,035,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 330,777
8	SHARED DISPOSITIVE POWER 45,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,043,771
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.9%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 26 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Mardi S. Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 13,300
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,035,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 289,333
8	SHARED DISPOSITIVE POWER 111,695

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,049,271
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.9%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 27 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jill Schnitzer Edelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 300
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,992,100
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 300
8	SHARED DISPOSITIVE POWER 380,176

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,992,400
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 28 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richard H. Edelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 225,864

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 29 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dina S. Meier
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,995,246
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 462,614

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,995,246
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 30 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric Meier
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,995,246
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 356,322

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,995,246
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 31 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jean S. Reynolds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 4,700
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,076,271
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 83,207
8	SHARED DISPOSITIVE POWER 400,579

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,080,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 32 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alan Scott Davis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 18,261
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 33 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Samantha Paige Davis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 6,990,971
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 104,652
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,990,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 34 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dori Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,113,771
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 786,798
8	SHARED DISPOSITIVE POWER 438,079

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,113,771
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.2%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 35 of 39 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Susan Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,103,471
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 507,678
8	SHARED DISPOSITIVE POWER 112,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,103,471
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).	Name of Issuer

Schnitzer Steel Industries, Inc. (the “Company”)

Item 1(b).	Address of Issuer’s Principal Executive Offices

3200 NW Yeon Avenue
Portland, OR 97210

Item 2(a).	Names of Persons Filing

Carol S. Lewis
Scott Lewis
Emanuel Rose
Kathleen Lewis
Marilyn S. Easly
David S. Easly
Danielle Easly Nye
Sean M. Easly
Gilbert Schnitzer
Thelma S. Schnitzer
Gary Schnitzer
Sandra Wilder
Gregory Schnitzer
Kenneth M. Novack
Deborah S. Novack
Lois T. Schnitzer
Rita S. Philip

Robert W. Philip
Michele P. Rubin
Joshua H. Philip
Gayle S. Romain
Bryan L. Rosencrantz
Laura Schnitzer Rosencrantz
Sandra Lee Schnitzer
Mardi S. Schnitzer
Jill Schnitzer Edleson
Richard H. Edelson
Dina S. Meier
Eric Meier
Jean S. Reynolds
Alan Scott Davis
Samantha Paige Davis
Dori Schnitzer
Susan Schnitzer

Item 2(b).	Address of Principal Business Office, or if none, Residence

For all Reporting Persons:

3200 NW Yeon Avenue
Portland, OR 97210

Item 2(c).	Citizenship or Place of Organization

Each individual listed in Item 2(a) is a citizen of the United States.

Item 2(d).	Title of Class of Securities

Class A Common Stock, $1 par value

Item 2(e).	CUSIP NUMBER

806882 10 6

Item 3.	Type of Reporting Person

Inapplicable

Item 4.	Ownership

Pursuant to the terms of the Schnitzer Steel Industries, Inc. Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the “Schnitzer Trust Agreement”), the beneficial owners of 6,990,971 shares of Class B Common Stock of the Company have contributed those shares to the

Schnitzer Steel Industries, Inc. Voting Trust (the “Schnitzer Trust”). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares held in the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group.

The Reporting Persons are all beneficial owners of shares of Class B Common Stock contributed to the Schnitzer Trust. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

See Items 5 through 9 and 11 of the Cover Pages for the beneficial ownership of Class A Common Stock by each Reporting Person. All of the shares of Class A Common Stock reported in Items 5 through 9 and 11 of the Cover Pages are shares which may be acquired upon conversion of Class B Common Stock, except for the following shares of Class A Common Stock that are actually owned or subject to exercisable options:

	Reporting Person	Class A Common Stock Actually Owned		Percent of Class	Sole Voting Power		Shared Voting Power	Sole Dispositive Power		Shared Dispositive Power

1.	Carol S. Lewis	13,500		0.1	13,500		0	13,500		0
2.	Scott Lewis	78,845	[1]	0.3	78,845	[1]	0	78,845	[1]	0
3.	Danielle Easly Nye	7,500		0.0	7,500		0	7,500		0
4.	Gary Schnitzer	69,332	[2]	0.3	69,332	[2]	0	69,332	[2]	0
5.	Gregory Schnitzer	25,000		0.1	25,000		0	25,000		0
6.	Kenneth M. Novack	23,950	[3]	0.1	23,950	[3]	0	23,950	[3]	0
7.	Rita S. Philip	15,934		0.1	0		15,934	0		15,934
8.	Robert W. Philip	139,915		0.6	139,915		0	139,915		0
9.	Gayle S. Romain	19,080		0.1	0		19,080	0		19,080
10.	Bryan L. Rosencrantz	2,250		0.0	2,250		0	2,250		0
11.	Sandra Lee Schnitzer	7,800		0.0	7,800		0	7,800		0
12.	Mardi S. Schnitzer	13,300		0.1	13,300		0	13,300		0
13.	Jill Schnitzer Edelson	1,429		0.0	1,429		0	1,429		0
14.	Dina S. Meier	4,275		0.0	0		4,275	0		4,275
15.	Eric Meier	4,275		0.0	0		4,275	0		4,275
16.	Jean S. Reynolds	15,000	[1]	0.1	4,700	[1]	10,300	4,700	[1]	10,300
17.	Dori Schnitzer	19,300		0.1	9,000		10,300	9,000		10,300

1 Includes 2,700 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.
2 Includes 65,432 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.
3 Includes 23,950 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.

Item 5.	Ownership of Five Percent or Less of a Class

Inapplicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Inapplicable

Item 7.	Identification and Classification of the
Subsidiary Which Acquired the Security Being
Reported on By the Parent Holding Company

Inapplicable

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are required to file this Schedule pursuant to Rule 13d-1(d) and are filing a joint Schedule on behalf of all of them. Attached as Exhibit A to this Amendment No. 13 is the Schedule 13G Filing Agreement and Power of Attorney among the Reporting Persons which identifies each member of the group.

Item 9.	Notice of Dissolution of Group

Inapplicable

Item 10.	Certification

Inapplicable

SIGNATURE

After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2007.

CAROL S. LEWIS
SCOTT LEWIS
EMANUEL ROSE
KATHLEEN LEWIS
MARILYN S. EASLY
DAVID S. EASLY
DANIELLE EASLY NYE
SEAN M. EASLY
GILBERT SCHNITZER
THELMA S. SCHNITZER
GARY SCHNITZER
SANDRA WILDER
GREGORY SCHNITZER
KENNETH M. NOVACK
DEBORAH S. NOVACK
LOIS T. SCHNITZER
RITA S. PHILIP
ROBERT W. PHILIP
MICHELE P. RUBIN
JOSHUA H. PHILIP
GAYLE S. ROMAIN

BRYAN L. ROSENCRANTZ
LAURA SCHNITZER ROSENCRANTZ
SANDRA LEE SCHNITZER
MARDI S. SCHNITZER
JILL SCHNITZER EDELSON
RICHARD H. EDELSON
DINA S. MEIER
ERIC MEIER
JEAN S. REYNOLDS
ALAN SCOTT DAVIS
SAMANTHA PAIGE DAVIS
DORI SCHNITZER
SUSAN SCHNITZER

By:  /s/ RICHARD C. JOSEPHSON
Richard C. Josephson, Attorney-in-Fact
for all Reporting Persons